EXHIBIT 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                        CONTACT:  BRIEN M. CHASE, CFO
AUGUST 4, 2005                                              (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                      REPORTS SECOND QUARTER 2005 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $537 million community bank holding company with five bank subsidiaries, announced its sixth consecutive quarter of positive earnings results. Premier realized net income of $727,000 (14 cents per share) during the quarter ending June 30, 2005, a 53% increase over the $474,000 of income from continuing operations reported for the second quarter of 2004. On a per share basis, Premier earned $0.14 during the second quarter 2005, a 56% increase over the $0.09 per share earned during the second quarter of 2004. The increased earnings in 2005 were primarily the result of an increase in net interest income, a lower provision for loan losses, and lower professional fees which were only partially offset by higher staff costs and other operating expenses.

Premier reported $449,000 of net income for the second quarter of 2004 which consisted of $474,000 from continuing operations and a $25,000 loss from discontinued operations. The discontinued operation was Premier's wholly-owned subsidiary Citizens Bank (Kentucky), Inc. ("Citizens Bank") which was sold on July 1, 2004. The following discussion relates only to continuing operations.

Net interest income for the quarter ending June 30, 2005 totaled $4.893 million, compared to $4.398 million of net interest income earned in the second quarter of 2004 and $4.727 million earned in the first quarter of 2005. When compared to the second quarter of 2004, net interest income has increased 11.3% largely due to increases in interest income from investments and $313,000 of interest expense savings from the early retirement of $5.5 million of Premier's trust preferred securities (NASDAQ/NMS-PFBIP) in the fourth quarter of 2004, the payment of $5.0 million of interest-bearing deferred distributions on the trust preferred securities in March 2005, and the payoff of $4.5 million of bank debt at the holding company since June 30, 2004. The 3.5% increase in net interest income when compared to the first quarter of 2005 is largely due to a 1.2% increase in interest income on loans and $120,000 of interest expense savings resulting from the $5.0 million payment of interest-bearing deferred trust preferred distributions in March 2005. These savings were partially offset by an increase in interest expense on deposits.

During the quarter ending June 30, 2005, Premier made provisions to the allowance for loan losses of $191,000 compared to $374,000 during the same period of 2004 and $243,000 in the first quarter of 2005. These small fluctuations in the quarterly provisions for loan losses are the result of providing for loan growth at Premier's performing banks coupled with provisions resulting from newly deteriorating loans identified in the normal course of business by Premier's ongoing credit risk evaluations. As a result of the charge-off of previously identified troubled credits and a slight increase in total loans outstanding, the allowance for loan losses at June 30, 2005 was 2.74% of total loans compared to 2.89% of total loans at year-end 2004 and 2.97% of total loans at June 30, 2004.

President and CEO Robert W. Walker commented, "We are pleased with our second quarter results and our continuing trend in quarterly net income. Our net interest income achieved the highest result since the second quarter of 2003. We successfully converted to the FiServ system in the second quarter and look forward to optimizing our ability to utilize the new data systems to improve customer service, streamline operations and enhance profitability."

Net overhead for the quarter ending June 30, 2005 totaled $3.660 million. This compares to $3.337 million in the second quarter of 2004, and $3.327 million in the first quarter of 2005. The increase in net overhead in the quarter ending June 30, 2005 is largely due to one-time costs associated with converting Premier's data processing from an in-house operation to an outsourced provider. These costs also include the expensing of the remaining in-house data processing equipment. Furthermore, when compared to the second quarter of 2004, lower professional fees in 2005 were partially offset by higher staff costs in 2005.

Total assets as of June 30, 2005 of $537 million were unchanged from the $537 million of total assets at year-end 2004. However, the decrease in other liabilities resulting from the March 31, 2005 payment of the 9.75% interest-bearing deferred distributions on the trust preferred securities was replaced by a $9.8 million increase in interest bearing deposits (at a substantially lower interest cost). Shareholders' equity of $52.3 million equaled 9.7% of total assets at June 30, 2005 which compares to shareholders' equity of $51.0 million or 9.5% of total assets at December 31, 2004. The increase in shareholders' equity was largely due to the $1.5 million of net income through June 30, 2005 which was partially offset by a decline in the market value of the securities portfolio. Premier invests in high quality debt securities of U.S. Government agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending June 30, 2005.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                                            For the                                For the
                                                         Quarter Ended                       Six Months Ended
                                                     June 30        June 30               June 30        June 30
                                                       2005           2004                  2005           2004
Interest Income                                      $ 7,172        $ 6,926              $ 14,217       $ 13,981
Interest Expense                                       2,279          2,528                 4,597          5,137
  Net Interest Income                                  4,893          4,398                 9,620          8,844
Provision for Loan Losses                                191            374                   434            509
  Net Interest Income after Provision                  4,702          4,024                 9,186          8,335
Non-Interest Income                                      991            906                 1,897          1,752
Securities Transactions                                    -              -                     -             10
Non-Interest Expenses                                  4,651          4,243                 8,884          8,715
  Income from Continuing Operations Before Taxes       1,042            687                 2,199          1,382
Income Taxes                                             315            213                   669            426
  Income from Continuing Operations                      727            474                 1,530            956
Income (Loss) from Discontinued Operations                 -            (25)                    -              4
  NET INCOME                                         $   727        $   449              $  1,530       $    960
  EARNINGS PER SHARE                                 $  0.14        $  0.09              $   0.29       $   0.18
     FROM CONTINUING OPERATIONS                         0.14           0.09                  0.29           0.18



PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                      Balances as of
                                               June 30             December 31
                                                 2005                  2004
ASSETS
Cash/Due From Banks/Fed Funds                $  32,236             $  31,816
Securities Available for Sale                  151,196               153,892
Loans (net)                                    317,198               315,543
Other Real Estate Owned                          2,345                 2,247
Other Assets                                    18,318                17,941
Goodwill                                        15,816                15,816
  TOTAL ASSETS                               $ 537,109             $ 537,255

LIABILITIES
Deposits                                     $ 443,968             $ 437,798
Fed Funds/Repurchase Agreements                  7,650                 9,046
Other Debt                                      10,260                11,490
Junior Subordinated Debentures                  20,876                20,876
Other Liabilities                                2,056                 7,016
  TOTAL LIABILITIES                            484,810               486,226
Stockholders' Equity                            52,299                51,029
  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY   $ 537,109             $ 537,255

TOTAL BOOK VALUE PER SHARE                   $   10.00             $    9.75

Non-Accrual Loans                            $   6,206             $   6,847
Loans 90 Days Past Due and Still Accruing          676                   739
